Exhibit 21.1

Subsidiaries of Blue Ridge Bankshares, Inc.

Subsidiary	Jurisdiction of Incorporation or Organization

Blue Ridge Bank, National Association	United States of America
BRB Financial Group, Inc.	Virginia